Exhibit 99.1

TRANSCRIPT

08 - 03 - 2023

Air Lease

Second Quarter 2023 Earnings

TOTAL PAGES: 13

Air Lease
Second Quarter 2023 Earnings

CORPORATE SPEAKERS:
Jason Arnold
Air Lease Corporation; VP of IR
John Plueger
Air Lease Corporation; CEO, President & Director
Steven Udvar-Hazy
Air Lease Corporation; Executive Chairman of the Board
Gregory Willis
Air Lease Corporation; Executive VP & CFO

PARTICIPANTS:
Jamie Baker
JPMorgan Chase & Co; Analyst
Tom Fitzgerald
Cowen; Associate
Jack Ewell
Goldman Sachs; Associate
Steve Trent
Citigroup Inc.; Director

PRESENTATION:

Operator: Good afternoon. (Operator Instructions) At this time I would like to welcome everyone to the Air Lease Corporation Q2 Earnings Conference Call. (Operator Instructions)

I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations.

Mr. Arnold, you may begin your conference.

Jason Arnold: Thanks, Kayla. And good afternoon, everyone. And welcome to Air Lease Corporation's second quarter 2023 earnings call.

This is Jason Arnold. I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today we published our second quarter 2023 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com.

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This conference call is being webcast and recorded today, Thursday, August 3, 2023, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes without limitation statements regarding the state of the airline industry including the impact of rising interest rates and inflation, the impacts of sanctions imposed on Russia and aircraft delivery delays, our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items.

These statements and any projections as to our future performance represent management's estimates for future results and speak only as of today, August 3, 2023. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings in the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, we may discuss certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and our 10-Q that we issued today.

This release can be found in both the Investors and the Press section of our website at www.airleasecorp.com.

As a reminder, unauthorized recording of this conference call is not permitted.

I'd like to turn the call over to our Chief Executive Officer and President, John Plueger.

John?

John Plueger: Well, thanks, Jason. Good afternoon, everyone. And thank you for joining us today. I'm happy to report that for the second quarter 2023, ALC achieved quarterly revenues of $673 million, up 21% from last year's second quarter. We also achieved $1.10 earnings per share, up 16% from last year's second quarter.

Strong fleet growth and a meaningful increase in aircraft sales were the primary drivers of the upside in our results. We purchased 19 new aircraft from our orderbook during the second quarter, adding

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approximately $1.5 billion of flight equipment to our balance sheet and sold eight aircraft totaling approximately $600 million of carrying value. Our fleet utilization rate remains very strong at 99.9%.

As of today, we are 100% placed through 2024, and we placed 58% of our total orderbook. Airline customer demand remains very strong. Despite some recent commentary from a few U.S. low-cost carriers about potential domestic demand softening, overall global strength in air travel demand and traffic volumes, high airline yields and load factors, concern over current and future Airbus and Boeing delivery delays, and focus on environmental sustainability are all driving airline demand for new aircraft. The growth in premium traffic remained surprisingly strong, as was pointed out by the Air France-KLM group last week as well as the IAG Group. As does the resurgence in first-class travel volumes witnessed by some of the world's largest airlines. Record global temperatures will likely add further environmental pressure to replace older aircraft.

So as a result of these factors and higher interest rates, ALC sees continued strengthening of lease rates and more lease extensions. The OEMs are enjoying record orders through the end of the decade. ALC's orderbook of aircraft extends out through 2029 inclusive of OEM delay expectations, positioning us to capture the strong demand environment for our unplaced positions. We are being prudent and patient in our order book placements as lease rates continue their upward momentum.

We also see strong demand in the secondary market for our aircraft. As a result, we have resumed a normal course of aircraft sales after minimizing sales due to manufacturer delays and pandemic recovery. In fact, in addition to enjoying solid aircraft sales in the second quarter, we have a robust $1.7 billion pipeline of aircraft sales yet to close. Not all of those aircraft sales will close by the end of the year, but the pace is good. We expect that we should achieve attractive gain on sale margins throughout the remainder of the year and beyond. We expect approximately $1 billion to $2 billion of aircraft sales for the full year 2023, and we do expect aircraft sales volumes to vary from quarter to quarter.

On the deliveries front, we guided new aircraft deliveries to be approximately $1.3 billion for the second quarter, but we actually achieved $1.5 billion due to ongoing OEM delivery timing variability quarter-to-quarter. While we are pleased to have these deliveries come through modestly higher for the second quarter, we remain conservative on deliveries for the full year to be in the $4 billion to $5 billion range. This past Friday, we received a further incremental delay notice from Boeing on our MAX deliveries, and we are watching Airbus deliveries carefully in the face of RTX's announcement last week on manufacturing defects on certain of its Geared Turbofan engines. Although both Airbus and Pratt & Whitney state that they do not expect this development to impact production this year, we remain watchful given the strong pressure to support engine spares and replacements in the field versus the production line at Airbus. In the larger picture, we continue to see multifaceted developments in supply chain health impacting the entire manufacturing process, which are likely to persist for several years ahead.

Let me expand a bit on the issues with the higher pressure turbine disk metallurgy for certain Pratt & Whitney turbofan 1100 engines, which are the engines that power of the 320 and 321neo family of aircraft. As described by Pratt, this impacts over 1,200 engines manufactured in 2021 and prior and will require inspections over the near term and will potentially require parts replacement in case the identification of defects. I'll remind you that all of our leases are triple net, and therefore, our airline

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Second Quarter 2023 Earnings

customers are responsible for all maintenance. These issues will be covered under manufacturer warranty, so we at Air Lease would not be directly impacted in any case. Also, preliminary indications are that only eight engines out of our fleet are impacted across four airline customers. We have held top-level meetings this week with Pratt & Whitney and RTX Corp. and are confident in their full commitment and dedication to support their global customers.

But this does have broader implications for the airline industry. We fully expect increased aircraft on the ground time for airlines as affected engines are inspected and would also expect MRO shops to be even more saturated than they already are in undertaking these inspections. For ALC, we believe this will also lead to further aircraft demand opportunities over the near and medium term, and we are dedicated to helping our customers through this providing as many additional aircraft and further lease extensions as we can possibly manage.

Despite these developments and ongoing delivery delays, which have become the norm, we expect our fleet to grow at a healthy pace. Additionally, a more limited supply of aircraft does benefit the value of aircraft delivering from our orderbook as well as those already in our owned and managed fleets. As for expectations for third quarter deliveries, as of today, we anticipate $700 million to $800 million for the third quarter. We'll update you again for the fourth quarter expectations on deliveries during our third quarter earnings call in early November.

I'd like to wrap up on my remarks with a few key takeaways for you on the broader operating environment and our market positioning.

First, all the factors I have highlighted support escalating lease rates and aircraft values. Lease rate upside takes time to manifest into our fleet and performance, given some lag, as we've already previously indicated in the past, while strong aircraft prices should bolster our gains on sale prospectively.

Second, OEM delays are still here and will likely be a factor for the industry for years to come. However, as this has now been a multiyear process, our overall new aircraft delivery capital expenditures are normalizing in that aircraft which were not delivered in one year are delivering in the next with the same repetition in subsequent years. So with over $23 billion in our forward orderbook and an existing fleet of almost $26 billion we have a long runway of growth ahead.

Third, we've always said that our forward orderbook is one of our most valuable assets, and I might go as far as saying it is an invaluable asset in the current environment. Airlines have limited access to the newest technology and lowest emission aircraft over the next four to five years, other than from ourselves and a handful of lessors with forward orderbooks.

In addition to having access to aircraft, our bulk overs were strategically placed during less frothy markets with substantial volume discounts, bolstering our asset yields as well as our sales gains down the road.

Lastly, our young fleet and focus on new aircraft purchases continues to offer airlines the most direct means of reducing their emissions today, not by 2030 or 2050, but right now.

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Combined, we remain very positive in our outlook for our business given these perspectives. So now I'd like to turn the call over to Steve Hazy, who will offer more commentary on the airline industry and our business. Steve?

Steven Udvar-Hazy: Thank you very much, John. Our balance sheet is quickly approaching the $30 billion mark in assets, all achieved organically without M&A activity. And this, for me, is an extraordinary achievement considering that we only started Air Lease in the spring of 2010. My sincere thanks to the Air Lease team for all of their support in achieving this rapid degree of growth. There are very few businesses out there that can say that they went from $0 to $30 billion in such a short amount of time. And with our $23 billion forward orderbook, we clearly have a lot more growth ahead of us in the next three to five years.

Airline traffic volumes have continued to expand meaningfully as we enter the high season summer travel months in the Northern Hemisphere. The latest IATA traffic figures released for July continued to show strong traffic trends with total volumes rising 39% year-over-year. International passenger volumes remain exceptionally strong with an increase of 41% year-over-year. And the number of individual markets are still experiencing exceptional growth led by Asia Pacific at 157% growth, but all the other major markets, followed by IATA are up strongly rising anywhere from 20% to 40% plus year-over-year. It's noteworthy that domestic volumes were also quite strong, rising 36% as compared to the prior year period. Clearly, China domestic volumes rebounding were highly supportive to this statistic, but several other domestic markets experienced high single or double-digit growth rates. U.S. domestic volumes rose a solid 7% year-over-year in spite of already being one of the strongest markets globally that recovered rapidly after the pandemic. Many markets are now seeing traffic volumes exceeding the levels seen prior to the pandemic. We think that entities that are still anchoring their views to 2019 traffic volumes are overlooking the big-picture drivers of the industry, which in time should support continued traffic growth far in excess of these levels. This is already happening in a number of markets. For example, traffic between North and Central America is already 45% above prepandemic levels. While traffic in Latin America, Africa and the Middle East, are also demonstrating strong airline passenger traffic performance. We at Air Lease like to look forward instead of being stuck looking in the past.

Load factors meanwhile, remain an exceptionally strong point for the industry as a whole at approximately 82% and are at a multiyear high in many markets and continue to rise. While clearly positive for airline yields, rising load factors also illustrate the significant industry demand for additional capacity. Keep in mind the fact that these load factors on existing in-place commercial aircraft fleets, a very significant number of which are over 20 years of age and in need of replacement. So demand for additional aircraft resulting from high load factors and yields at present, also supports accelerating replacement of older aircraft. The drive to modernize fleets are further bolstered by the continued push for improving fuel consumption and reducing global aircraft emissions. These demand trends are also being very clearly communicated to us from our airline customers. We see strong appeal from both new narrowbody aircraft as well as new technology widebodies like the A330neo, the A350 family and the 787 family that comprise our orderbook. We are very active in our campaigns with airline replacements in 2025 and beyond. And as John highlighted, airlines can't get these aircraft from the OEMs as they're currently sold out through 2028, 2029 in most cases. And we at Air Lease are one of the few lessors with available attractive delivery slots ahead of this time frame, leaving us in a significant position of strength.

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Air Lease's deliveries for the second quarter exceeded our expectations in spite of delays likely persisting ahead. We delivered 19 new aircraft including both widebody and narrowbody aircraft. This included three A220-300 aircraft during the quarter to airlines located and based in Southeastern Europe. These aircraft are set to deliver exceptional customer experience and fuel burn savings for those operators. We also delivered a number of A320neo family aircraft in this past quarter, including two A320neos and seven A321neos with the A321s primarily being the LR long-range variant of that aircraft type. Most of these aircraft were delivered to carriers in Asia, along with a couple of European and Western Asian airlines. We delivered two Boeing 737-9s this past quarter, one to Aeromexico and another 737-9 to one of our airline customers in Central Asia. We also had strong widebody deliveries in the second quarter including two A330-900neos, both of which went to ITA Airways, the flag carrier of Italy. We also delivered two A350 family aircraft in the quarter including a -900 to World2Fly, which is based in Spain and is owned by the Iberostar Group. In addition, we delivered a brand-new A350-1000 aircraft to Virgin Atlantic Airways. Lastly, we delivered one 787-9 to Air Premia in South Korea this past quarter as well. Our airline customers are very pleased to have these aircraft join their fleet, immediately delivering increased capacity, reduce fuel consumption and emission range and passenger comfort as compared to prior generation aircraft types.

We regularly asked the question of which countries or regions have the strongest growth or appeal at the present time. As it's clear from the detailed list of deliveries I just covered, our customers span the entire globe. And at the end of the second quarter, we had 118 airline customers in 63 different countries, and we have very close relationships with over 200 airlines throughout the world. So there's plenty of opportunities for us to work with a number of existing customers, for customers that we know well. Growth markets clearly are always appealing within balance, but from a risk standpoint, we don't want to have too much exposure to any single airline, country or region. Outside of geopolitical events that arrive from time to time, I would say that overall, many of the factors that make a country or region attractive to operate tend to be long term in nature. Such factors include economic trends, population growth, penetration of air travel among the country’s or region’s population, government economic support for their airline industries and other factors. Other than minor adjustments, we expect regional weighting of our fleet to remain in approximately the same range with our Asia exposure right around 40% of our fleet, Europe in the mid-30% range and between 5% and 10% for each of the Middle East, Latin and South America and the United States. At the margin, we will remain opportunistic in looking at these markets while still keeping an eye out for interesting developments elsewhere.

To close, I want to reiterate the optimism about our business that John highlighted. We see the current operating environment is very attractive, in our young fleet and irreplaceable orderbook of the most technologically advanced commercial aircraft available places Air Lease in a very strong position for years to come, particularly given the likelihood of industry delivery delays, which will continue to persist for some time ahead.

Now I will turn the call over to our CFO, Greg Willis, to comment further on ALC's financial performance.

Gregory Willis: Thank you, Steve, and good afternoon, everyone. During the second quarter of 2023, Air Lease generated record revenues of $673 million. This was comprised of approximately $612 million of rental revenues and $61 million from aircraft sales, trading and other activities. The

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increase in total revenues was primarily driven by the growth of our fleet along with an increased sales activity.

As John mentioned, we sold roughly $600 million in aircraft during the second quarter, which resulted in $45 million in gain on the sale of aircraft. It should be noted that this quarter, our sales were more heavily weighted toward widebody aircraft. As we look to the margin embedded in our sales pipeline, we expect to generate margins at the top end of our historical range of 8% to 10%.

Finally, as a reminder, our fleet was organically built. And as a result, we do not have purchase accounting adjustments nor have we taken any write-offs that would impact our gain on sale margin. Our sales margin will vary from quarter-to-quarter, but the underlying read-through to the value of our fleet is unmistakable.

Moving on to expenses. As you would expect, interest expense has increased due to the growth of our average debt balances driven by the growth of our fleet, as well as an uptick in our composite cost of funds from 3.07% to 3.49% at quarter end. Despite higher prevailing interest rates, we continue to benefit from 91% of our debt being at fixed rates, and the interest rate and inflation protections that we have in our forward lease agreements.

Depreciation expense continues to track the size of our fleet, while SG&A rose as our business activities increased over the course of the past year, along an uptick in certain other operating expenses, including the increase in insurance premiums as we highlighted in the past, in addition to aircraft transition-related expenses.

I also note that our cash flow from operations year-to-date rose 28% relative to the prior period, benefiting from our continued strong cash collections from our airline customers.

Moving on to the financing side of the equation. Our largely fixed rate balance sheet and strong investment-grade ratings continue to position us favorably for interest rate movements over the intermediate term. We remain dedicated to maintaining investment-grade balance sheet utilize unsecured debt as our primary form of financing, maintaining a high ratio of fixed rate funding and utilizing a conservative amount of leverage with a target debt-to-equity ratio of 2.5x.

Our debt-to-equity ratio at the end of the second quarter was 2.76x on a GAAP basis, which net of cash on the balance sheet is approximately 2.67x, declining relative to the prior quarter given our aircraft sales. Our leverage remains modestly above our target following our Russia fleet write-off last year. We continue to expect leverage to trend back towards our long-term target as our aircraft sales volume continue through this year, and given the continued delivery delays that John highlighted earlier in the call.

Our balance sheet remains very strong, supported by our significant liquidity position of $7.6 billion and our unencumbered asset base of $28 billion. During the past quarter, we were active in executing a number of financing transactions, including a $650 million unsecured bank term loan and a number of other cost-efficient bank market transactions that aggregated $900 million. We plan to remain opportunistic on the financing front, leveraging our large liquidity base, which provides us with the flexibility to opportunistically capitalize on the financing markets to raise attractively priced debt capital.

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In conclusion, our fleet growth continues at a very healthy clip, and we are encouraged by what we are seeing in the aircraft sales market. As John covered it’s been several years since we met a more meaningful aircraft sales volumes. So we are pleased to have gains, again, contributing to our revenue stream, which is supportive to our margins and return on equity.

With that, I'll turn the call back over to Jason for the question-and-answer section of the call.

Jason Arnold: Thanks, Greg. This concludes management's commentary and remarks. (Operator Instructions) Operator, can you please open the line for the Q&A session.

QUESTION & ANSWER:

Operator: (Operator Instructions) Your first question comes from the line of Jamie Baker with JPMorgan.

Jamie Baker: So you know Mark and I, we keep hearing about how people are flying differently and corporate has stalled, long-haul leisure is the future. You said at Air France-KLM's comments on premium, I don't doubt at all that this is highly encouraging for Air Lease.

But as you talk to network planners at your customers, do you think it drives any shifts in the kit that you purchase as you eventually replenish your pipeline?

Steven Udvar-Hazy: Yes. I mean Jamie, if you look at our fleet orderbook, there's a lot of the aircraft in that orderbook that can accommodate the premium segment of the market. For example, all of our A321 XLRs will have the capability to offer premium seating, lie-flat seating and the latest IFE equipment. Our 787s, and A350s and A330s – 98% of that fleet will have three classes, in some cases, even four classes catering to the upscale traveler.

So we're actually pleasantly surprised that premium travel has recovered better, including business travel, than what we forecast toward the tail end of the pandemic.

John Plueger: I mean let me just add, think about the airplane as a shell. How you build the inside of the shell is what counts in your point towards premium versus an all-wide class, and so with our aircraft on order, which are the most popular in-demand aircraft globally, we do have the luxury, given the lead times with Boeing and Airbus to be able to spec these aircraft to different carriers’ demand.

And so we are marching to changing tunes and demands from our carriers. And you are right, a lot of them are focusing more on the premium segment of the market. And we have the luxury of being able to accommodate all of that.

As to whether how long and for how many years there may be an adjustment towards premium class. It's hard to say. But certainly, the low-cost carriers such as Spirit in the U.S. and Southwest and others are going to stick to their model.

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Steven Udvar-Hazy: We've also seen kind of a global up search on long haul for premium economy because many airlines, as you know, have densified their economy cabins by reducing the seat pitch, in many cases, adding additional rows, adding more seats across the width of the fuselage. So a lot of travelers on these long flights are looking at premium economy as something that is sort of in between business class and economy when particularly in the leisure segment, with families, children, wives and accompanying family members.

We're seeing that segment of the market actually doing quite well, and the yields on those more than compensate for the less than seating configurations.

Jamie Baker: Yes. We referred to premium economy is “consolation class” internally. On the GTF, I appreciate John's detailed commentary, do you think the situation though is bad enough or could get bad enough that your investors need to begin fretting about residual values? I mean I'm sure Pratt is going to make the airlines whole, but does it nonetheless weigh on values? That's another way to ask the question.

John Plueger: No. We don't think so at all, Jamie. One of the reasons I gave a very specific remark that the initial cut as we have done with Pratt & Whitney across our fleet just as a matter of fact, only eight engines are affected across four airlines based upon a quick review.

Over and above that, there is, as you know, a continued improvement in these engines and modifications programs. So as the engines go and go through their overhaul process, they get these modifications performed and are all brought up to speed.

Let me give you an analogy several years ago you might remember the V2500 engine, it's still very popular in flying today across the Airbus fleet, Airbus single-aisle fleet. Well, the first version of that engine was called the A1 power plant. But the final and better version of that engine, which took several years to develop, is called the A5. So there's really nothing much different here it's unfortunate that these findings are coming out. But the answer is no. On an overall go-forward basis, the Pratt & Whitney Geared Turbofan engine also enjoys an excellent fuel burn and in fact, a slight edge over its competitors.

Steven Udvar-Hazy: Also, Jamie, just because we have done so many A320 and A321neos in the last six, seven years. We're not really seeing any lease rate differentials of any magnitude, greater than, say, 1%, one way or the other between the LEAP-powered airplanes and the GTF-powered airplanes. And they're neck and neck in terms of lease rates.

Operator: And your next question comes from the line of Helane Becker with Cowen.

Tom Fitzgerald: This is Tom Fitzgerald on for Helane Becker. Just two quick ones from me. I'm just curious, within that Asia bucket of your lessees. I just noticed that China went down pretty noticeably as a percentage of NBV, I'm just wondering if there's a floor level that you're managing to or kind of a place where kind of Asia ex China going up maybe to the mid-30s in China going down to maybe mid-single digits? Just curious on that.

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And then just as a follow-up, just wondering if you on the sales pipeline, if you have any -- from where you sit right now, if you have any comments on if it's more equally weighted in the back half or you think more activity in the third quarter versus the fourth quarter.

John Plueger: Yes. Let me tackle China first. I think the best way to view our China exposure is to go back four or five years when our balance sheet was smaller, we benefited greatly from the robust development in China. We placed a lot of aircraft. But China made its initial orders. We were a big part of that.

Over the next four to five years, those aircraft we're delivering, and there was less activity and then we have the pandemic arise. When the pandemic arose and of course, the MAX is not flying in China, there are virtually very few to any RFPs issued by China. But from the very beginning, it was our desire. At one point, I think our China exposure was 22-23%.

We realized that was too high. So before Russia invaded the Ukraine, before the pandemic started, we already started a programmic exercise of moderating our China growth -- and so now with the size of our balance sheet compared with the lack of activity in the last couple of years into China, we've naturally progressed to about 7.6%.

As to your sales question, I think I made the comment that we do see sales variability quarter-to-quarter. And this really has to do more with how long it takes to close. You mentioned China earlier. We do have some sales of aircraft that are on lease to China. Those typically just take longer. Those airlines take longer to respond. So the variability -- there will be variability. I really can't say at this juncture whether the third quarter will be lighter or heavier in regards to sales, but we are confident in the $1 billion to $2 billion figure for the year in overall aircraft sales.

Operator: And your next question comes from the line of Catherine O'Brien with Goldman Sachs.

Jack Ewell: This is Jack on for Katie. I was hoping to dig in on the sales activity a bit more in the quarter. I know this quarter, sales margin came closer to the lower end of the historical range of 8% to 10%.

I was wondering if there's anything unique here outside of the majority of the sales being widebody? And going forward, for the future quarters, is it possible to see above the 8% to 10% given the lack of aircraft supply?

Gregory Willis: Yes, I think you're right. I mean I mentioned -- this is Greg. I mentioned in my prepared remarks that we have a very strong pipeline of aircraft and we think it's going to ultimately result in margin towards the higher end of our historical range, closer to that 10% number.

With regards to our gain percentage this quarter, it has to do just variability of what aircraft came in and closed. And again, I mentioned we had a majority of which were widebody aircraft this quarter. But I think all in all, these are all very strong numbers, demonstrating the value of our fleet. It's also a cross-section of our fleet that we sold, too.
Jack Ewell: That makes a ton of sense. And just for a follow-up, like last quarter, you guys had talked about having to revise your contractual commitments with one of the OEMs probably through the end of the decade and then today, you noted some further delays from Boeing. I was wondering

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when you would plan to complete the process of revising the delivery plan? And if planes keep coming in delayed versus planned delivery, would you be subject to any form of compensation?

Steven Udvar-Hazy: Yes. In all of our contracts, we have very, very extensive economic adjustments built into those contracts for late deliveries. Now the delays that we've experienced in the last two years and the ones that continue actually go beyond what we expected if you go back four or five years ago, when we negotiated those contracts.

So the only thing I can tell you is that we're working with the OEMs every day to fine-tune both the delivery delays and determining the exact deliveries we'll receive. And also addressing the economic part of this. And we're looking out for the shareholders of Air Lease. We're trying to maximize the delay compensation that we do receive and reduce the acquisition cost of these aircraft because of the delay in deliveries.

Operator: And your next question comes from the line of Steve Trent with Citigroup.

Steven Trent: I was intrigued to hear you mention sort of the strong organic growth you've seen as you build your fleet up to the large level it is now. As you move forward, from a high-level perspective, is there any possibility in your mind that you could look for other avenues of growth? Could M&A at some point down the line makes sense for you?

John Plueger: Yes. Thanks. Listen, we're always looking at all avenues. We primarily focus ourselves -on finding good asset investing opportunities as opposed to buying other companies. However, we do evaluate every time something comes across our radar screen and ongoing M&A valuation is always a part of our ongoing strategic view in our analysis.

So far to date, we've enjoyed great organic growth, and we expect that to continue. But we are always opportunistic, especially as pockets of aircraft became available. And that's where we are very strong I see us continuing that way. But if a very attractive M&A opportunity came aboard, we would take a serious look at it.

Gregory Willis: Just to add to that, John, I think if you look back through time, I think given our strategy of buying in bulk, driving volume discounts from the OEMs, we find that that's been the most attractive way for us to acquire aircraft. And when we look back through time, all the portfolios and companies that have come out for sale, at the price they cleared at have resulted in -- would have been dilutive transactions to us.

I mean, I guess, to John's point, we continue to look at all opportunities as we see them. But it's been a very high hurdle given the way that we have historically acquired aircraft to find accretive transactions for us.

Steven Trent: Okay. I really appreciate that. And just for the follow-up, just very quickly, I appreciate the color you gave to the gentleman earlier on the Chinese market. In sort of the recent couple of years, has there sort of been any change as well in the body language in terms of doing business there, being an American company, what have you or, do you feel that your existing relationships are still pushing you in the right direction?

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John Plueger: Yes. We're very confident in our existing relationships going forward. Obviously, there's been a lot of political tension between China and the United States. We're watchful and mindful of that. We don't know any given day what our administration might do, what the Chinese administration might do.

But I think our relationships actually pierce through all of that, and we do enjoy strong good relationships as we go forward, and we'll probably write some more business in China. But again, let me reemphasize that our reduction is part of our overall risk management, our reduction from a high of slightly north of 20% down to 7.8% began years ago.

And so it's nothing drastic, not dramatic. It's just prudent fleet planning. So we hope and expect to continue to enjoy good relationships with all of our Chinese airlines now and in the future.

Operator: There are no further questions at this time.

Mr. Arnold, I'll turn the call back over to you.

Jason Arnold: Thanks, everyone, for your time participating in our second quarter call today. We look forward to speaking to you again when we report third quarter results in November.

Kayla, thank you. And please disconnect the lines.

Operator: This concludes today's conference call. You may now disconnect.

Jason Arnold: Thank you.